UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 29, 2010

UTEC, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53241	20-5936198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7230 Indian Creek Ln., Ste 201 Las Vegas, NV 89149
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code:  (702) 839-4029

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01.   Entry into a Material Definitive Agreement.

On July 29, 2010, UTEC, Inc., a Nevada corporation (the “Company”), entered into an Exchange Agreement (the “Exchange Agreement”) with Jett Rink Oil, LLC, a Kansas limited liability company (“Jett Rink”) and Bill Herndon, the sole member of Jett Rink, pursuant to which the Company agreed to acquire from Bill Herndon all of the membership interest in Jett Rink in exchange for approximately 10,000,000 shares of the Company’s Common Stock.  Jett Rink is involved in the business relating to the exploration, development and production of oil and gas in the United States.

The Company is a public reporting “shell company,” as defined in Rule 12b-2 of the  Securities  Exchange  Act of 1934,  as amended. At the closing of the Exchange Agreement, Jett Rink will become a wholly-owned subsidiary of the Company and the Company will acquire the business and operations of Jett Rink.

The Exchange Agreement contains customary representations, warranties, and conditions to closing. The closing of the Exchange Agreement is subject to the satisfaction of certain pre-closing conditions, including (i) changing the name of the Company to “Tiger Oil and Energy, Inc.,” (ii) the cancellation of all of the 4,650,000 outstanding options that have been granted to the Company’s key employees, consultants, officers and directors pursuant to the Company’s non-qualified stock option plan, and (iii) completion of audited financial statements of Jett Rink, among others.

The form of the Exchange Agreement is attached to this report as Exhibit 2.1 and the terms and conditions are incorporated herein. The foregoing statements are not intended to be a complete description of all terms and conditions.

Section 5 - Corporate Governance and Management

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  Appointment of Directors

On July 30, 2010, the Board of Directors of the Company appointed Bill Herndon and Paul Liebman to serve on the Board of Directors of the Company.

Bill Herndon has over 20 years of experience in all phases of the oil and gas industry including capital investment and analysis, project management and structuring, acquisition and development of oil and gas wells, exploration and drilling and completion management.  His family has been in the oil and gas industry since the 1930’s, mainly operating in Oklahoma, Kansas and Texas.  Mr. Herndon is the sole member of Jett Rink Oil, LLC.  Since December 2005 Mr. Herndon has been the President and sole member of Tiger Oil and Gas, LLC.  In 1990 Mr. Herndon participated in the wildcat play called State Line Field in Kansas.  The field has produced over one million barrels of oil to date.  He has raised over $25 million since 2007 from hedge funds and industry partners for various production acquisitions, in-field drilling programs, and new oil and gas development projects.  Mr. Herndon has also managed the leasing of over 100,000 acres in the last two years for 12 different projects and conducted seismic programs for approximately 80,000 acres on these projects in addition to managing the initial drilling programs on these projects.  Mr. Herndon successfully funded the acquisition of a field with industry groups and working interest partners that has produced out of multiple zones with total cumulative production of 3,500,00 barrels of oil and 40 billion cubic feet of gas.  The field is currently producing 40 barrels of oil per day and 300,000 mcf per day.  Mr. Herndon received a Bachelors Degree in Business from Wichita State University.  Mr. Herndon’s strong business skills and experience in the oil and gas industry will be of particular value to the Board of Directors.

Paul Liebman has over 20 years of management, finance and marketing experience and has managed large proactive sales teams. Mr. Liebman is currently an Executive Director at Oppenheimer & Co., New York and has served as a First Vice President with the Portfolio and Wealth Management Division at Morgan Stanley Smith Barney, New York for ten years. His clientele are some of the largest institutions throughout the world, representing assets from $500 million to more than $85 billion. Mr. Liebman has successfully grown major nationwide businesses through strategic planning and innovative marketing and sales programs. Mr. Liebman is a proven, skilled executive with experience in leading  fast-growing companies in many industries. Mr. Liebman co-founded ERA Aleet Realty Inc. where he grew the company from a start-up to over $100 million in property sales. These sales represented over $5 million in annual revenue in less than 24 months with a staff of over 105 employees. Mr. Liebman served as President of Allied Referral and Relocation Inc. where he conducted daily business with many leading Fortune 500 companies.  Mr. Liebman holds a Bachelor of Science Degree from The University of Maryland in Urban Studies and minors in both Finance and Marketing.  Mr. Liebman’s management, finance and marketing experience will provide valuable expertise to the Board of Directors

Bill Herndon is the sole member of Jett Rink.  Mr. Herndon and Jett Rink are parties to the Exchange Agreement described in Item 1.01 above, pursuant to which at the closing of the Exchange Agreement Mr. Herndon will receive approximately 10,000,000 shares of the Company’s Common Stock.  There are no related party transactions between the Company and Mr. Liebman that are reportable under Item 404(a) of Regulation S-K.

Neither Mr. Herndon nor Mr. Liebman have previously held any positions with the Company.  Neither Mr. Herndon nor Mr. Liebman have any family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.  Neither Mr. Herndon nor Mr. Liebman have been named at the time of this Current Report, to any committee of the Board of Directors.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit
No.	Description
2.1	Exchange Agreement dated July 29, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2010	UTEC, INC.

	By:	/s/ Kenneth B. Liebscher
Kenneth B. Liebscher
President and Chief Executive Officer